Exhibit 10

SECOND AMENDMENT TO LEASE

THIS SECOND AMENDMENT TO LEASE is made and entered into as of  June  27, 2007 by and between SCIENCE PARK DEVELOPMENT CORPORATION, a Connecticut corporation having its office at 25 Science Park, Suite 103, New Haven, Connecticut 06511 (the “Landlord”), and VION PHARMACEUTICALS, INC., a Delaware corporation having its office at 4 Science Park, New Haven, Connecticut 06511, (the “Tenant”) in modification of that certain lease between the Landlord and the Tenant dated as of November 1, 2001 (the “Original Lease”) as amended by a First Amendment to Lease dated as of January 26, 2005 (the “Original Lease” as so amended, the “Lease”).

WHEREAS, the Landlord and the Tenant are parties to the Lease which is in full force and effect; and

WHEREAS, the Landlord and the Tenant wish to modify the Lease, as of July 1, 2007, to include within the Leased Premises approximately 6,500 rentable square feet on the first floor, northeast wing of Building 5 Science Park (the “Building 5 Leased Premises”).  A floor plan with the subject plan highlighted is attached hereto as Exhibit A-1.

NOW, THEREFORE, the Landlord and the Tenant agrees as follows:

1.

Leased Premises.  Section 1.1 is hereby amended and restated to read in full, as follows:

1.1  Leased Premises.

(a)

Landlord holds fee simple title to that certain land and the improvements thereon known as 4 Science Park, which real property has an address of 375 Winchester Avenue, New Haven, Connecticut and which real property is more described on Exhibit A attached to the Lease and made a part thereof (the “Building 4 Property”).  Tenant shall lease from Landlord a portion of the building situated on the Building 4 Property (“Building 4”), which portion is located on the East side of Building 4 on the first, third and fourth floors and consists of approximately 19,738 rentable square feet, which leased space is delineated on the floor plan attached to the Lease as Schedule A and made a part thereof (the “Building 4 Leased Premises”).  Tenant’s rights under this Lease shall include, in common with other tenants of Building 4, use of the land and the facilities, accesses, hallways, roadways, sidewalks, and like service and scenic improvements in grounds (with the exception of parking areas), which are intended for the common use and tenants of Building 4 (“Building 4 Common Facilities”).  The Building 4 Property is part of an area of approximately eighty acres generally referred to as “Science Park.”

(b)

Landlord holds fee simple title to certain land and the improvements thereon known as 5 Science Park, which real property has an address of 395 Winchester Avenue, New Haven, Connecticut and which real property is more described on Exhibit A-1 attached hereto and made a part hereof (the “Building 5 Property”).  Tenant shall lease from Landlord a portion of the building situated on the Building 5 Property (“Building 5”), which portion is located on the first floor, northeast wing of Building 5, which leased space is delineated on the floor plan attached hereto as Schedule A-1 and made a part thereof (the “Building 5 Leased Premises”).  Tenant’s rights under this Lease shall include, in common with other tenants of Building 5, use of the land and the facilities, accesses, hallways, roadways, sidewalks, and like service and scenic improvements in grounds (with the exception of parking areas), which are intended for the common use and tenants of Building 5 (“Building 5 Common Facilities”).  The Building 5 Property is part of an area of approximately eighty acres generally referred to as “Science Park.”

(c)

As used herein, the term “Building” shall be deemed to mean either Building 4 or Building 5 as is appropriate to the context.  The term “Leased Premises,” as used herein, shall be deemed to include, if appropriate in the context, the Building 4 Leased Premises and the Building 5 Leased Premises.  The term “Common Facilities” as used herein shall, if the context is appropriate, be deemed to include Building 4 Common Facilities and the Building 5 Common Facilities.

(d)

In addition to the parking spaces set forth in the Lease, the rental of the Building 5 Leased Premises shall include the use of twenty (20) additional unreserved parking spaces located in the lot serving Building 5.

2.

Term.  Section 2.1 of the Lease is hereby amended and restated to read in full as follows:

2.1  Term; Commencement Date.

(a)

The term (“Term”) of this Lease, as it pertains to the Building 4 Premises, commenced on November 1, 2001 (the “Building 4 Commencement Date”) and will expire as to the entire Leased Premises (including any Additional Leased Premises and the Building 5 Leased Premises) on December 31, 2010, unless sooner terminated or extended in accordance with the terms of this Lease (the “Expiration Date”).

(b)

The term of the Lease as it pertains to the Building 5 Leased Premises commences on July 1, 2007 (the “Building 5 Commencement Date”) and will expire as to the entire Leased Premises on the Expiration Date.

3.

Base Rent.  Section 3.1 of the Lease is hereby amended to read, in full, as follows:

3.1  Base Rent.

(i)

On July 1, 2007, and continuing for each month thereafter through the Expiration Date of the initial term, Tenant shall pay to the Landlord an annual base rent for the Building 4 Leased Premises in the amount shown in the table below (the “Building 4 Base Rent”), which shall be due and payable in twelve (12) equal monthly installments in advance on the first (1st) day of each calendar month.  On March 12, 2008, [insert date that is eight months and twelve days after the date on which Additional Rent for the Building 5 Leased Premises commences, as set forth in Section 3.2, below], and continuing for each month thereafter through the Expiration Date of the initial term, Tenant shall pay to the Landlord an annual base rent for the Building 5 Leased Premises in the amount shown in the table below (the “Building 5 Base Rent”), which shall be due and payable in twelve (12) equal monthly installments in advance on the first (1st) day of each calendar month.  The Building 5 Base Rent payable for the month of March 2008 shall be prorated on a per diem basis beginning on March 13, 2008 at the annual rental rate of $11 per square foot.  The sum of the Building 4 Base Rent plus the Building 5 Base Rent is referred to herein as the “Base Rent.”  Additional Rent (as hereinafter defined) shall be payable as set forth in Section 3.2, below.

	Base Rent
	Building 4		Building 5 (1)		Total
Rental Period	Annual	Monthly	Annual	Monthly	Annual	Monthly
July 1, 2007 to March 12, 2008	$217,118.00	$18,093.17	--	--	$217,118.00	$18,093.17
From and after March 13, 2008	$217,118.00	$18,093.17	$71,500.00	$5,958.33	$288,618.00	$24,051.50

________________

(1)

Building 5 Base Rent for March 2008, to be prorated as described in Section 3.1(i).

(ii)

During the first Extension Term, if any, Tenant shall pay to Landlord a Base Rent equal to the greater of (a) $288,618 per annum; or (b) ninety percent (90%) of the then fair market annual rent for the Leased

Premises.  During the second Extension Term, if any, Tenant shall pay to Landlord a Base Rent equal to (i) the greater of (a ninety percent (90%) of the then fair market value rent for the Leased Premises or (ii) the annual Base Rent payable in the first Extension Term.  The then current fair market value annual rent of the Leased Premises shall be determined by mutual agreement between the parties within thirty (30) days of Tenant’s notice of extension, taking into account rents for similar space within the same geographic area.  If the parties fail to agree within said time period, it shall be determined by real estate appraisers who are licensed in Connecticut and members of the Appraisal Institute with the MAI designation and who are appointed in accordance with the provisions hereof (the “Appraisers”).  Landlord and Tenant shall each select one Appraiser with at least ten (10) years of experience in the New Haven commercial real estate market within ten (10) days of the expiration of said thirty (30)-day period.  If the two Appraisers agree on the fair market value annual rent for the Leased Premises, their decision shall be binding on the parties.  If the two Appraisers are unable to agree on the fair market value rent within fifteen (15) days of their selection, they shall, within ten (10) days thereof, appoint a third Appraiser with similar qualifications and the determination of fair market value rent by the third Appraiser so selected shall be final.  The decision of the third Appraiser shall be made within ten (10) days of his/her selection and shall be binding on the parties.  Each party shall pay the fees and expenses of the Appraiser it selects and the fees and expenses of the third Appraiser, if one is necessary, shall be shared equally by the parties.

4.

Additional Rent.  Section 3.2 is hereby amended and restated to read, in full, as follows:

3.2  Additional Rent.  In addition to Base Rent, Tenant shall pay to Landlord additional rent (“Additional Rent”) consisting of all other sums of money as shall become due and payable by Tenant hereunder, including, without limitation, amounts due and payable under Section 3.3 and Section 4.3, for default and the payment of which Landlord shall have the same remedies as for a default in the payment of a Base Rent.  Additional Rent pertaining to the Building 4 Leased Premises shall be payable from the commencement of the Lease.  Additional Rent for the Building 5 Leased Premises shall be payable from and after July 1, 2007.

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5.

Tenant’s Pro Rata Share.  Section 3.3(A) is hereby amended and restated to read in full as follows:

A.

Tenant’s Pro Rata Share.

As used in this Lease, the term “Tenant’s Pro Rata Share” means, as it pertains to Building 4, that percent, calculated by dividing the gross interior square footage of the Building 4 Leased Premises by the aggregate gross interior square footage of Building 4 and expressing that fraction as a percentage, and, as it pertains to Building 5 means that percent, calculated by dividing the gross interior square footage of the Building 5 Leased Premises by the aggregate gross interior square footage of Building 5 and expressing the fraction of the percentage.

6.

Building.  Any reference to “Building” in Sections 3.3B, 3.3C and 4.3 shall be deemed to mean Building 4, with respect to Tenant’s Pro Rata Share of Building 4, and Building 5, with respect to Tenant’s Pro Rata Share of Building 5.

7.

Property.  Any reference to “Property” in Sections 3.3B, 3.3C and 4.3 shall be deemed to mean the Building 4 Property with respect to Tenant’s Pro Rata Share of Building 4 and the Building 5 Property with respect to Tenant’s Pro Rata Share of Building 5.

8.

Termination of Right of Additional Expansion.  Section 36.2 of the Lease is hereby deleted.

9.

Tenant Improvements.  Landlord is providing a tenant improvement allowance of $50,000 in the form of a front end abatement of Base Rent for the Building 5 Leased Premises, referenced in Paragraph 3 of this Second Amendment.  Tenant agrees to spend a minimum of $35,000 on Building 4 first floor ceiling and system improvements.

Tenant shall bear all costs of reconfiguring the Building 4 Leased Premises and its cost expansion, including, but not limited to, architectural and engineering costs, costs of construction (including management and oversight), installation, preparation of utilities and HVAC systems and controls.  The tenant improvements to the Building 4 Leased Premises and the Building 5 Leased Premises are described in the exhibits attached hereto, and Landlord hereby consents to the same.  Any additional tenant improvements must be approved by the Landlord in writing in advance, which approval shall not be unreasonably withheld, conditioned or delayed.  Landlord hereby represents that, to its best knowledge, any and all asbestos has been removed and/or abated in previous renovations of the Building 4 Leased Premises and the Building 5 Leased Premises.  It shall not be unreasonable for Landlord to withhold its approval or require modifications to the design or installation of any mechanical, electrical or other systems which (i) interconnect to or could affect or be affected by mechanical, electrical, HVAC or other Building systems or (ii) may disturb, affect or be affected by abated asbestos known to the Landlord.  If the Landlord approves modifications proposed by the Tenant on the basis that there is no asbestos (whether or not previously abated) known to the Landlord, and asbestos (whether or not abated) is nonetheless discovered during the completion of the tenant improvements,

Landlord shall be responsible, at its sole cost, for the removal or the abatement of the asbestos, to be determined in its sole discretion in accordance with all applicable laws.  If the Landlord determines that modifications proposed by the Tenant may disturb, affect or be affected by abated asbestos known to the Landlord, then the Landlord will approve such proposed modifications only if the Tenant agrees as part of the proposal to pay all costs of the removal or abatement of such asbestos in accordance with all applicable laws.

10.

Right of First Offer.  Landlord hereby grants to Tenant a right of first offer for approximately 8,000 rentable square feet of office space on the northwest wing of the second floor of Building 5 (the “Building 5 Additional Premises”) at the rate of $11.00 per square foot per annum on a triple net basis from lease commencement until December 31, 2010.

If, during the term of this Lease, the Building 5 Additional Premises becomes available, Landlord will notify Tenant in writing of such availability, together with a copy of the floor plan of the available space and Tenant shall have the option to lease such Building 5 Additional Premises from the Landlord for the remainder of the Term of this Lease upon the same terms as the Lease, as amended, including any Extension Term or Terms.  Tenant shall have ten (10) days after receipt of such notice of the availability of the Building 5 Additional Premises to exercise such option by giving written notice to the Landlord.  If the Tenant does not commit to take the space within that time, this right of first offer shall automatically be terminated.  The commencement date for such Building 5 Additional Premises shall be the date on which Landlord delivers to Tenant the Building 5 Additional Premises in a vacant broom clean manner, which date shall be no later than forty-five (45) days after Landlord’s notice of availability, nor earlier than thirty (30) days after Landlord’s notice.  The parties shall enter into an amendment to document the inclusion of the Building 5 Additional Premises as part of the Leased Premises.

During any Landlord occupancy of any portion of the 8,000 rentable square feet of office space on the northwest wing of the second floor of Building 5 the right  of first offer shall not be applicable to such occupied space. If Landlord thereafter vacates such space, the right of first offer shall thereafter be applicable to the previously occupied space.

11.

Sub-Slab Depressurization Equipment.

(a)

Notwithstanding anything to the contrary in this Lease, Landlord shall have the right, at any time and from time to time, upon not less than three (3) business days prior written notice to the Tenant to enter upon the Building 5 Leased Premises with employees, agents and contractors, for the purpose of inspecting certain monitoring wells and maintaining certain sub-slab depressurization (“SSD”) equipment, if and to the extent any such SSD equipment is installed.  Subject to the provisions of Sections 11(b) and 11(c) below, if so required, the Landlord shall have the right, at any time and from time to time, to enter upon the Building 5 Leased Premises with employees, agents and contractors, for the purpose of installing certain SSD equipment at such locations in Building 5 as the Landlord shall designate, provided, however, that the Landlord shall use commercially reasonable efforts to install and maintain the SSD equipment at such times and in such a manner as to minimize the impact on the Tenant’s operations in the Building 5 Leased Premises.  Landlord shall repair any damage caused by such activities, at Landlord’s sole cost.

(b)

In the event that the Landlord is required to install SSD equipment in Building 5 during the Term of the Lease, the Landlord will so notify Tenant within two (2) business days after the Landlord receives notice of such requirement. Landlord will discuss with the Tenant in good faith its proposed SSD installation plan to review the timing and extent of the proposed installation and the anticipated effect of such activities on the Tenant’s business activities in Building 5.

(c)

Within three (3) business days after the Tenant receives notice of the SSD installation requirement from the Landlord, the Tenant shall determine, in good faith, whether the proposed installation activities will materially interfere with the Tenant’s business in Building 5.

(i)

If the Tenant determines that the proposed installation activities will not materially interfere with the Tenant’s business in Building 5, then: (A) the Tenant may remain in the Building 5 Leased Premises; (B) the SSD installation activities will be scheduled in coordination with the Tenant; and (C) all rent for the Building 5 Leased Premises shall be abated from the date of the Landlord’s notice of the SSD installation requirement until the completion of the SSD installation.

(ii)

If, however, the Tenant determines, in good faith, that the installation activities will materially interfere with the Tenant’s business in Building 5, then, as part of the SSD equipment installation plan, within ten (10) business days after such determination, the Landlord will temporarily relocate the affected portion of the Tenant’s Building 5 operations to an alternate location which may include: (A) other space at Science Park; (B) portable office trailers or modular units to be positioned in the North, South or Upper Parking lots, with power and data cables to the Tenant’s existing space in Building 4; or (C) such other facility or location mutually acceptable to the Landlord and the Tenant for the duration of the installation, and no rent for the Building 5 Leased Premises shall be abated.  The Landlord will pay all costs incurred in connection with such temporary relocation.

(d)

The Landlord will pay all costs of any remediation required in Building 5 including all installation and maintenance costs for the SSD equipment.

12.

Consequences of Additional Remediation.  In addition to the installation of the SSD equipment, if the Landlord is required to undertake remediation efforts in connection with halogenated volatile organic compounds detected in soil gas monitoring at the Building 5 Leased Premises, then the Landlord and the Tenant agree that any such additional remediation efforts shall be deemed to be a casualty with respect to the Building 5 Leased Premises and, depending upon the extent of such remediation efforts, the Tenant shall be entitled to the rights and remedies set forth in the applicable provisions of Section 13 of the Original Lease with respect to the Building 5 Leased Premises.

13.

Compliance with Environmental Laws.  Section 8.7 of the Original Lease is hereby amended by adding to the end of Section 8.7 the sentences set forth below:

“Solely for the purposes of this Section 8.7, “Hazardous Materials” shall exclude halogenated volatile organic compounds detected in soil gas monitoring at the Building 5 Leased Premises as of the date of the Second Amendment to Lease.  In addition, the Tenant shall not be responsible for any asbestos that was in, at, or under the Building 5 Leased Premises as of the date of the Second Amendment to Lease, except to the extent that the Landlord shall have approved proposed modifications to the Building 5 Leased Premises conditioned upon the agreement of the Tenant to pay all costs of the removal or abatement of such asbestos in accordance with all applicable laws.”

14.

Tenant to Indemnify Landlord and Landlord’s Lenders.  Section 8.8 of the Original Lease is hereby deleted in its entirety and replaced with the following Section 8.8:

8.8.

Tenant to Indemnify Landlord and Landlord’s Lenders.  Tenant shall indemnify and hold harmless Landlord, Landlord’s Lenders (as defined in Section 10.1), and their respective directors, officers, employees and agents (each an “Indemnified Party”) from and against any and all claims, actions, proceedings, investigations, suits, penalties, fines, costs, expenses, sums paid in settlement, judgments, losses and damages, directly or indirectly arising as a result of or caused by Tenant’s failure to comply fully with any applicable Laws or Environmental Laws (excluding compliance requirements arising or resulting from (a) halogenated volatile organic compounds detected in soil gas monitoring at the Building 5 Leased Premises as of the date of the Second Amendment to Lease and (b) any asbestos that was in, at, or under the Building 5 Leased Premises as of the date of the Second Amendment to Lease, except to the extent that the Landlord shall have approved proposed modifications to the Building 5 Leased Premises conditioned upon the agreement of the Tenant to pay all costs of the removal or abatement of such asbestos in accordance with all applicable laws) or the terms of this Article 8.  The foregoing indemnification shall include without limitation all costs of environmental cleanup, all fees and expenses of environmental consultants and engineers hired by an Indemnified Party and reasonable attorney’s fees incurred by an Indemnified Party directly or indirectly as a result of any claim for which indemnification is provided herein.  Tenant shall be responsible for the cost of any and all repairs to the Property, the Building, the Leased Premises and any other real or personal property owned by Landlord or its subsidiaries from time to time, structural and nonstructural, required as a result of Tenant’s violation of any such Laws or Environmental Laws (excluding any violations in connection with or related to (a) halogenated volatile organic compounds detected in soil gas monitoring at the Building 5 Leased Premises as of the date of the Second Amendment to Lease and (b) any asbestos that was in, at, or under the Building 5 Leased Premises as of the date of the Second Amendment to Lease, except to the extent that the Landlord shall have approved proposed modifications to the Building 5 Leased Premises conditioned upon the agreement of the Tenant to pay all costs of the removal or abatement of such asbestos in accordance with all applicable laws) or terms of this Article 8.

The terms of this Article 8 shall survive the termination or expiration of this Lease for any reason.

15.

Limitation on Landlord's Liability.  Section 11.3 of the Original Lease is hereby amended by adding to the end of Section 11.3 the sentence set forth below:

“Notwithstanding the foregoing, the provisions of this Section 11.3 shall not apply to any claim, solely against the Landlord, for liability for any personal injury or death suffered by the Tenant, its officers, employees, agents and guests who occupy or occupied the Building 5 Leased Premises arising from the vapor intrusion by halogenated volatile organic compounds detected in soil gas monitoring at the Building 5 Leased Premises.”

16.

Tenant to Protect and Reimburse Landlord.  Section 12.1 D. of the Original Lease is hereby deleted in its entirety and replaced with the following Section 12.1 D.:

D. (i) the use, storage, transportation, disposal, release, discharge or generation of, Hazardous Materials to, in, on, under, about or from the Leased Premises or the Property or the real property known as “Science Park” of which the Property forms a part, by Tenant, a subtenant of Tenant or their respective employees, contractors, subcontractors, agents, licensees or invitees, or (ii) Tenant's failure to comply with any Environmental Laws (excluding compliance requirements arising or resulting from (a) halogenated volatile organic compounds detected in soil gas monitoring at the Building 5 Leased Premises as of the date of the Second Amendment to Lease and (b) any asbestos that was in, at, or under the Building 5 Leased Premises as of the date of the Second Amendment to Lease, except to the extent that the Landlord shall have approved proposed modifications to the Building 5 Leased Premises conditioned upon the agreement of the Tenant to pay all costs of the removal or abatement of such asbestos in accordance with all applicable laws).  Tenant's obligation under this Section shall include, without limitation, and whether foreseeable or unforeseeable, any and all costs incurred in connection with any investigation of site conditions, and any and all costs of any required or necessary repair, cleanup, monitoring, remedial action, detoxification or decontamination of the Property or other portions of the real property known as “Science Park” of which the Property forms a part (including, without limitation, the soil and ground water on or under the Property or such real property known as “Science Park”) and the preparation and implementation of any closure, remedial action or other required plans in connection therewith, provided the cause of the same is due solely to Tenant, its agents, employees or contractors.  Tenant's obligations under this Section shall survive the expiration or earlier termination of the Term of the Lease.  For purposes of the indemnity provisions hereof, any acts or omissions of Tenant or a subtenant of Tenant or by employees, agents, assignees, contractors, subcontractors, licensees and invitees of Tenant or a subtenant of Tenant or others acting for or on behalf of Tenant or a subtenant of Tenant  (whether or not they are negligent, intentional, willful or unlawful) shall be strictly attributable to Tenant.

17.

Landlord’s Liability.  Section 35.6 of the Original Lease is hereby deleted in its entirety and replaced with the following Section 35.6:

35.6

Landlord’s Liability.  In the event of a ground lease, sale, transfer or conveyance by Landlord of either or both of Building 4 and/or Building 5, the same shall operate to release Landlord from any future liability for any of the obligations, covenants or conditions, express or implied, herein contained with respect to the Building or Buildings so ground leased, sold, transferred or conveyed, provided the purchaser, ground lessee or transferee assumes Landlord’s obligations and covenants hereunder.  In such event, Tenant agrees to look solely to the responsibility of the successor in interest of Landlord in and to this Lease.

Landlord and Landlord’s officers, directors, shareholders and agents shall have absolutely no personal liability with respect to any provision of this Lease or any obligation or liability arising from this Lease or in connection with this Lease in the event of a breach or default by Landlord on any of its obligations.  In the event of a breach or default by Landlord on any of its obligations with respect to the Building 4 Leased Premises, Tenant shall look solely to the equity of the Landlord in the Building 4 Leased Premises, and any insurance and sale proceeds with respect to the same, at the time of the breach or default for the satisfaction of any remedies of Tenant, and shall have no recourse against any other assets of Landlord or against any assets of any officer, director, shareholder or agent of Landlord.  In the event of: (a) a breach or default by Landlord on any of its obligations with respect to the Building 5 Leased Premises or (b) any claim for liability for any personal injury or death suffered by the Tenant, its officers, employees, agents and guests who occupy or occupied the Building 5 Leased Premises arising from the vapor intrusion by halogenated volatile organic compounds detected in soil gas monitoring at the Building 5 Leased Premises, Tenant shall look solely to the equity of the Landlord in the Building 5 Leased Premises, and any insurance and sale proceeds with respect to the same, at the time of the breach or default or claim, as the case may be, for the satisfaction of any remedies of Tenant, and shall have no recourse against any other assets of Landlord or against any assets of any officer, director, shareholder or agent of Landlord.  Such exculpation of liability shall be absolute and without any exception whatsoever.

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18.

Affirmation of Lease.  In all other respects, the Lease, as hereby amended, shall be and remain in full force and effect.

Dated as of the date and year first above written.

WITNESSES:

SCIENCE PARK DEVELOPMENT

CORPORATION

/s/ Danielle Penroth

By: /s/ David Silverstone

Name: Danielle Penroth

David Silverstone

President and Chairman of the Board

/s/ Gail Cuomo

Duly Authorized

Name:  Gail Cuomo

VION PHARMACEUTICALS, INC.

/s/ David Fletcher

By: /s/ Howard B. Johnson

Name: David Fletcher

Name: Howard B. Johnson

Title: President and Chief Financial Officer

/s/ Daniel R. Chapman

Duly Authorized

Name: Daniel Chapman

STATE OF CONNECTICUT

)

) ss.: New Haven; June 27, 2007

COUNTY OF NEW HAVEN

)

On this date personally appeared before me Howard B. Johnson, who acknowledged himself/herself to be the duly authorized President and Chief Financial Officer of Vion Pharmaceuticals, Inc., a Delaware corporation, and that the execution hereof was the free act and deed of such corporation and his/her free act and deed as such officer.

IN WITNESS WHEREOF, I hereunto set my hand.

/s/ Jessica A. Minardi

Notary Public

(My commission expires: 3/31/2010)

STATE OF CONNECTICUT

)

) ss.: New Haven; June 27, 2007

COUNTY OF NEW HAVEN

)

On this date personally appeared before me David Silverstone, who acknowledged himself to be the duly authorized President and Chairman of the Board of Science Park Development Corporation, a Connecticut corporation, and that the execution hereof was the free act and deed of such corporation and his free act and deed as such officer.

IN WITNESS WHEREOF, I hereunto set my hand.

Gail S. Cuomo

Notary Public

(My Commission expires 1/31/2012)